CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated January 14, 2021 relating to the balance sheet of The Agile Group Inc as of December 31, 2020.

Very Truly Yours,

BERMAN, SOSMAN & ROSENZWEIG CPAs PLLC